Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Results for 2015 Second Quarter

Record Second Quarter Net Revenue of $5.6 million

Net Income Up 77% to $262,076

FAIRPORT HARBOR, Ohio – August 3, 2015 —OurPet's Company (OTCQB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported second quarter revenue increased 4% to a record $5,586,828 for the three months ended June 30, 2015 from $5,360,210 for the same period a year ago. Net income for the 2015 second quarter increased 77% to $262,076 compared to $147,755 the prior year. Diluted net income per share was $0.01 for the second quarter of 2015 and 2014.

Dr. Steven Tsengas, President and CEO, said, “We are encouraged with our results for the second quarter which included record net revenue, increased margins and further progress implementing our dual-brand strategy. All of this was achieved in the midst of a sluggish economy. Sales in Pet Specialty were particularly strong and benefited from recently introduced bowl designs, new cat toys and accessories. The outlook for E-commerce sales remains bright despite a temporary setback in the 2015 second quarter. Sales in the Grocery, Drug, and Mass channel are expected to benefit from the continued roll-out of the PetZone brand coupled with introduction of new products and targeted efforts to expand the retail base.”

Dr. Tsengas continued, “We’re excited about our growth opportunities in the second half of this year. Several new and exciting proprietary products will be shipped to customers beginning later this month. We also continue to further strengthen our product portfolio through aggressive development of innovative products in each of our key categories: toys/accessories, bowls/feeders and feline waste management. We received very positive feedback from buyers last month at SuperZoo - the national show for pet retailers. We also received the coveted “1st Place Award for New Cat Products” at SuperZoo. Three proprietary, game-changing products are being developed for the feline waste management category that we expect to release during the first half of 2016.”

2015 Second Quarter Results

Net revenue increased 4% to a record $5,586,828 for the 2015 second quarter versus the same period last year. The $227,000 increase was attributable to strong sales in the Pet Specialty channel partially offset by a slight decrease in the Food, Drug and Mass channel and lower E-Commerce sales.

Gross Profit was $1,718,069 for the 2015 second quarter compared to $1,518,445 the prior year. Gross profit margin increased 2.5 percentage points to 30.8% for the 2015 second quarter from 28.3% for the same period a year ago due to continuous improvement initiatives, price increases, and product mix.

Income from operations increased to $422,463 for the 2015 second quarter from $192,758 a year ago. This increase was primarily due to higher gross profit and also benefited from lower selling, general, and administrative expenses.

Other income for the 2015 second quarter decreased to $21,277 from $61,232 a year ago due to a higher amount of patent infringement settlements the prior year.

Income before taxes increased 87% to $418,945 for the 2015 second quarter versus the same period a year ago.

Income tax expense for the 2015 second quarter more than doubled to $156,869 from $75,708 a year ago.

Net income increased 77% to $262,076 for the 2015 second quarter from $147,755 last year. Net income per diluted share was $0.01 for the second quarter of 2015 and 2014.

EBITDA was $625,984 for the 2015 second quarter versus $426,753 a year ago. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

2015 First Six Months Results

Net revenue increased 6% to $11,184,150 for the first half of 2015. The year-over-year increase was due to strong Pet Specialty sales plus higher sales in the Grocery, Drug and Mass channel.

Gross profit increased 11% to $3,412,414 for the first six months of 2015 versus the prior year. Gross profit margin increased 1.4 percentage points to 30.5% for the first six months of 2015 from 29.1% the prior year due to the same factors that benefited the 2015 second quarter results.

Income from operations increased 80% to $778,776 for the 2015 first half, which was attributable to higher gross profit and lower selling, general, and administrative expenses.

Other income decreased to $26,000 for the first six months of 2015 from $71,662 for the same period last year due to a greater amount of patent infringement settlements in 2014.

Income before taxes increased 72% to $755,474 for the first half of 2015 versus the same period a year ago.

Income tax expense was $279,606 for the first six months of 2015 compared to $156,808 the prior year.

Net income for the first six months of 2015 increased 69% to $475,868 from $282,184 for the same period in 2014. Net income per share increased to $0.02 for the first six months of 2015 from $.01 last year.

EBITDA increased 40% to $1,158,994 the first half of 2015 compared to $830,516 the prior year. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

Investor Conference Call

OurPet’s Company has scheduled an investor conference call for Monday, August 3, 2015, at 4:30 pm. Eastern Time (ET). Dr. Steve Tsengas, Chairman and CEO, and Scott Mendes, Chief Financial Officer, will discuss the company’s growth strategy and financial results followed by a question and answer session. To participate in the conference call, individuals should dial (877) 485-3107. Phone lines will open at 4:20 p.m. ET. A digital replay of the investor conference call will be available following the call on the company’s website: www.ourpets.com/investor/investors.html.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investor and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com .

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS	INVESTOR RELATIONS
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 343-6500, x111	(614) 876-1900

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net revenue	$5,586,828	$5,360,210	$11,184,150	$10,574,681
Cost of goods sold	3,868,759	3,841,765	7,771,736	7,502,334
Gross profit on sales	1,718,069	1,518,445	3,412,414	3,072,347

Selling, general and administrative expenses	1,295,606	1,325,687	2,633,638	2,638,651

Income from operations	422,463	192,758	778,776	433,696

Other income	(21,277)	(61,232)	(26,000)	(71,662)
Interest expense	24,795	30,527	49,302	66,366
Income before taxes	418,945	223,463	755,474	438,992

Income Tax expense	156,869	75,708	279,606	156,808
Net Income	$262,076	$147,755	$475,868	$282,184

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$0.01	$0.01	$0.02	$0.01

Weighted average number of common shares outstanding used to calculate basic earnings per share	17,558,838	16,897,781	17,555,973	16,798,259

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	19,201,418	18,205,549	19,172,847	18,244,626

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
ASSETS
Cash and equivalents	$38,400	$192,448
Receivables, net	3,507,030	3,116,448
Inventories, net	8,047,370	6,894,115
Prepaid expenses	470,833	478,593
Total current assets	12,063,633	10,681,604

LONG TERM ASSETS
Property and equipment, net	1,954,591	1,769,548
Amortizable Intangible Assets, net	366,632	384,063
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,867,737	2,700,125

Total assets	$14,931,370	$13,381,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	520,420	601,632
Accounts payable	1,885,647	1,489,982
Accrued expenses	621,607	565,491
Total current liabilities	3,027,674	2,657,105

LONG TERM LIABILITIES
Long-term debt - less current portion above	160,708	119,780
Revolving line of credit	3,567,032	2,862,032
Deferred income taxes	226,927	281,651
Total long term liabilities	3,954,667	3,263,463

Total liabilities	6,982,341	5,920,568

Stockholders' Equity	7,949,029	7,461,161

Total liabilities and stockholders' equity	$14,931,370	$13,381,729

OurPet's Company

EBITDA -Q2'15 and YTD 2015 vs. prior comparable periods in 2014

EBITDA	Q2'15	Q2'14	1st six months 2015	1st six months 2014

Net Income	$262,076	$147,755	$475,868	$282,184
Interest	24,795	30,527	49,302	66,366
Tax Expense	156,869	75,708	279,606	156,808
Depreciation	161,966	153,326	313,846	287,011
Amortization	20,278	19,437	40,372	38,147
Total EBITDA	$625,984	$426,753	$1,158,994	$830,516

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.